MOVE, INC.

RESTRICTED STOCK AWARD (RSA) CERTIFICATE

Non-transferable

GRANT TO

[_________________________]
(“Grantee”)

by Move, Inc. (the “Company”) of

[______________]

shares of its common stock, par value $0.001 per share (the “Shares”).

The Shares are granted pursuant to and subject to the provisions of the Move, Inc. 2011 Incentive Plan (the “Plan”), which provisions are incorporated by reference into this Award Certificate (“Certificate”), and of this Certificate. By accepting the Shares, Grantee shall be deemed to have agreed to the provisions of this Certificate and the Plan. Capitalized terms used in this Certificate and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

[                    Vesting schedule/terms                    ].

The Shares are subject to each of the following restrictions. [                              Restrictions                              ].

After Shares are issued to the Grantee, dividends, if any, declared and paid on the Shares while the Shares are unvested or otherwise forfeitable shall be credited to an account for the Grantee, and accumulated without interest, by the Company during the Restricted Period and paid to Grantee only if and when the related Shares vest and become non-forfeitable. Regarding Shares that are unvested or otherwise restricted, any new, additional or different securities the Grantee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as those Shares.

IN WITNESS WHEREOF, Move, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

MOVE, INC.

By:	, its Authorized Officer	Grant Date: [_________________]